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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                            VISION TWENTY-ONE, INC.
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                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)

                                  92831 N 10 1
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                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).




























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CUSIP NO. 92831 N 10 1                       13G                     Page 2 of 9
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1)  Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
    (Entities Only)

                      GILLETTE FAMILY LIMITED PARTNERSHIP

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2)  Check the Appropriate Box if a Member of a Group (See Instructions) (a)  [X]
                                                                        (b)  [ ]

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3)  SEC Use Only

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4)  Citizenship or Place of Organization
                                     NEVADA

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          Number of        (5)  Sole Voting Power
            Shares
         Beneficially              1,715,494*
           Owned by
             Each          (6)  Shared Voting Power
          Reporting                    0
           Person          (7)  Sole Dispositive Power
            With
                                   1,715,494*


                           (8)  Shared Dispositive Power
                                       0
                           *Through its general partner GLP Management, Inc.

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9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                                   1,715,494

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10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
    (See Instructions)

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11) Percent of Class Represented by Amount in Row (9)

11.0% based upon approximately 15,599,187 shares of common stock outstanding on December 31, 1999.

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12) Type of Reporting Person (See Instructions) PN

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CUSIP NO. 92831 N 10 1                       13G                     Page 3 of 9
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1)  Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
    (Entities Only)

                              GLP MANAGEMENT, INC.

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2)  Check the Appropriate Box if a Member of a Group (See Instructions) (a)  [X]
                                                                        (b)  [ ]

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3)  SEC Use Only

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4)  Citizenship or Place of Organization
                                     NEVADA

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          Number of        (5)  Sole Voting Power
            Shares
         Beneficially               1,715,494*
           Owned by
             Each          (6)  Shared Voting Power
          Reporting                     0
           Person
            With           (7)  Sole Dispositive Power

                                    1,715,494*

                           (8)  Shared Dispositive Power
                                        0

                           *As the general partner for the Gillette Family
                            Limited Partnership.

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9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                                   1,715,494

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10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
    (See Instructions)

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11) Percent of Class Represented by Amount in Row (9)

11.0% based upon approximately 15,599,187 shares of common stock outstanding on December 31, 1999.

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12) Type of Reporting Person (See Instructions) CO




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CUSIP NO. 92831 N 10 1                       13G                     Page 4 of 9
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1)  Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
    (Entities Only)

                  THE TED AND RAENA GILLETTE FOUNDATION, INC.

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2)  Check the Appropriate Box if a Member of a Group (See Instructions) (a)  [ ]
                                                                        (b)  [ ]

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3)  SEC Use Only

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4)  Citizenship or Place of Organization
                                    FLORIDA

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          Number of        (5)  Sole Voting Power
            Shares
         Beneficially                  0
           Owned by
             Each          (6)  Shared Voting Power
          Reporting
           Person                   38,000
            With
                           (7)  Sole Dispositive Power

                                       0


                           (8)  Shared Dispositive Power

                                    38,000

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9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                                     38,000

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10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
    (See Instructions)

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11) Percent of Class Represented by Amount in Row (9)

0.24% based upon approximately 15,599,187 shares of common stock outstanding on December 31, 1999.

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12) Type of Reporting Person (See Instructions) CO




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CUSIP NO. 92831 N 10 1                       13G                     Page 5 of 9
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1)  Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
    (Entities Only)

                              THEODORE N. GILLETTE

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2)  Check the Appropriate Box if a Member of a Group (See Instructions) (a)  [X]
                                                                        (b)  [ ]

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3)  SEC Use Only

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4)  Citizenship or Place of Organization
                                 UNITED STATES

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          Number of        (5)  Sole Voting Power
            Shares
         Beneficially               1,855,949
           Owned by
             Each          (6)  Shared Voting Power
          Reporting
           Person                    38,000
            With
                           (7)  Sole Dispositive Power

                                    1,855,949

                           (8)  Shared Dispositive Power

                                     38,000

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9)  Aggregate Amount Beneficially Owned by Each Reporting Person
    Theodore N. Gillette beneficially owns an aggregate of 1,893,949 shares of Vision Twenty-One, Inc. common stock, consisting of (i) 1,715,494 shares held by the Gillette Family Limited Partnership for which GLP Management, Inc. serves as the sole general partner and Mr. Gillette as its sole shareholder, (ii) 140,455 shares held by Mr. Gillette, and (iii) 38,000 shares by The Ted and Raena Gillette Foundation, Inc., over which Mr. Gillette has shared voting and investment control.

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10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
    (See Instructions)

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11) Percent of Class Represented by Amount in Row (9)

12.1% based upon approximately 15,599,187 shares of common stock outstanding on December 31, 1999.

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12) Type of Reporting Person (See Instructions) IN




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CUSIP NO. 92831 N 10 1                       13G                     Page 6 of 9
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SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
               FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

Item 1(a).     Name of Issuer:

                            VISION TWENTY-ONE, INC.

Item 1(b).     Address of Issuer's Principal Executive Offices:

                             7209 Bryan Dairy Road
                              Largo, Florida 33777

Item 2(a).     Name of Person Filing:

                      Gillette Family Limited Partnership
                   GLP Management, Inc., its General Partner
                              Theodore N. Gillette

Item 2(b).     Address of Principal Business Office or, if none, Residence:

                           639 Isbell Road, Suite 390
                               Reno, Nevada 89509
Item 2(c).     Citizenship:

                                     Nevada

Item 2(d).     Title of Class of Securities:

                                     Common

Item 2(e).     CUSIP Number:

                                  92831 N 10 1

Item 3(a). If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the filing person is a:

(a) [ ] Broker or Dealer registered under Section 15 of the Act;

(b) [ ] Bank as defined in Section 3(a)(6) of the Act;

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

(d) [ ] Investment company registered under Section 8 of the Investment Company Act;

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);




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CUSIP NO. 92831 N 10 1                       13G                     Page 7 of 9
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(h) [ ] A savings association as defined in Section 3(b) of the Federal
        Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.       Ownership:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount Beneficially Owned:
                           See response to Item 9 on cover pages.
         (b)  Percent of Class:
                           See response to Item 11 on cover pages.
         (c)  Number of shares as to which such person has:
              (i)   sole power to vote or to direct the vote:
                            See response to Item 5 on cover pages.
              (ii)  shared power to vote or to direct the vote:
                            See response to Item 6 on cover pages.
              (iii) sole power to dispose or to direct the disposition of:
                            See response to Item 7 on cover pages.
              (iv)  shared power to dispose or to direct the disposition of:
                            See response to Item 8 on cover pages.
Item 5.       Ownership of Five Percent or Less of a Class:
                                Not Applicable.
Item 6.       Ownership of More than Five Percent on Behalf of Another Person:
                                 Not Applicable
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
              Company:
                                 Not Applicable
Item 8.       Identification and Classification of Members of the Group:
                                 Not Applicable
Item 9.       Notice of Dissolution of Group:
                                 Not Applicable
Item 10.      Certification:
                                 Not Applicable




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CUSIP NO. 92831 N 10 1                       13G                     Page 8 of 9
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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 14, 2000


                                       /s/ Theodore N. Gillette
                                       -----------------------------------------
                                           THEODORE N. GILLETTE


                                   GILLETTE FAMILY LIMITED PARTNERSHIP

                                   By: GLP Management, Inc., its General Partner

                                   By: /s/ Theodore N. Gillette
                                       -----------------------------------------
                                           Theodore N. Gillette, its President


                                   GLP MANAGEMENT, INC.

                                   By: /s/ Theodore N. Gillette
                                       -----------------------------------------
                                           Theodore N. Gillette, its President


                                   THE TED AND RAENA GILLETTE FOUNDATION, INC.

                                   By: /s/ Theodore N. Gillette
                                       -----------------------------------------
                                           Theodore N. Gillette, its President

CUSIP NO. 92831 N 10 1                       13G                     Page 9 of 9
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                                   EXHIBIT A

                  SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)


                            RULE 13d-1(k) AGREEMENT

         The undersigned agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Vision Twenty-One, Inc. at December 31, 1999.


                                       /s/ Theodore N. Gillette
                                       -----------------------------------------
                                           THEODORE N. GILLETTE


                                   GILLETTE FAMILY LIMITED PARTNERSHIP

                                   By: GLP Management, Inc., its General Partner

                                   By: /s/ Theodore N. Gillette
                                       -----------------------------------------
                                           Theodore N. Gillette, its President


                                   GLP MANAGEMENT, INC.

                                   By: /s/ Theodore N. Gillette
                                       -----------------------------------------
                                           Theodore N. Gillette, its President


                                   THE TED AND RAENA GILLETTE FOUNDATION, INC.

                                   By: /s/ Theodore N. Gillette
                                       -----------------------------------------
                                           Theodore N. Gillette, its President